Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Investor contact: Cheryl Scully (954) 769-7734 scullyc@autonation.com Kate Keyser (954) 769-7342 keyserk1@autonation.com

AutoNation Names Alison H. Rosenthal to Board of Directors

FORT LAUDERDALE, Fla., March 14, 2011, AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that its Board of Directors appointed Alison H. Rosenthal as an independent director effective March 14, 2011. Ms. Rosenthal’s appointment expands the AutoNation Board to ten members.

“We are very pleased to have Alison Rosenthal join the AutoNation Board,” said Mike Jackson, AutoNation’s Chairman and Chief Executive Officer. “Alison’s technology experience, especially in the areas of mobile applications and social media, will be a valuable resource for the Board.”

From February 2006 until January 2011, Ms. Rosenthal led various initiatives in the Business Development Department at Facebook, Inc., where she served as Senior Manager from February 2006 until July 2008 and as Head of the Global Operator Program, Mobile from July 2008 until January 2011. Ms. Rosenthal also served as an associate at General Atlantic Partners, LLC, a global private equity fund focused on IT, from February 2001 until June 2003 and as an analyst at Goldman, Sachs & Co., a leading global investment banking and securities firm, from July 1998 until July 2000.

For more information about AutoNation and its Board of Directors, please visit www.autonation.com.

About AutoNation, Inc.

AutoNation, Inc., headquartered in Fort Lauderdale, Fla., is America’s largest automotive retailer. A component of the Standard and Poor’s 500 Index, AutoNation owns and operates 243 new vehicle franchises in 15 states. For additional information, please visit corp.AutoNation.com or www.AutoNation.com.